QuickLinks

EMPLOYMENT AGREEMENT

    THIS AGREEMENT, made as of the 27th day of September, 1999, by and between Stockwalk.com Group, Inc. (the "Company") and Philip T. Colton (the "Employee").

    WHEREAS, Company desires to avail itself of Employee's skills, talents, contacts, judgment and knowledge for the benefit of Company and accordingly has offered to employ Employee pursuant to the terms and conditions set forth hereinafter; and

    WHEREAS, Employee desires duties and responsibilities commensurate with Employee's education, experience and background, and salary, bonus, and other benefits and perquisites at levels that reflect Employee's past and anticipated future contributions to the Company;

    NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

    1.  Employment.  Subject to the terms and conditions hereof, the Company shall employ Employee and Employee agrees to be so employed in the capacity of Senior Vice President, General Counsel and Secretary for a term of three (3) years commencing on September 27, 1999 and terminating September 26, 2002. This Agreement shall automatically renew for successive one year terms thereafter unless the Company shall have provided Employee with written notice of the Company's intent not to renew by June 15, 2002 and by each June 15 thereafter.

    2.  Duties.  Employee shall diligently and conscientiously devote Employee's full and exclusive time and attention to the discharge of Employee's duties as Senior Vice President and General Counsel. Such duties shall be determined from time to time by the Chief Executive Officer, Executive Vice President, or President of the Company (or other officer mutually acceptable to the Company and Employee). Employee shall be a member of the Company's Executive Committee.

    3.  Base Salary.  Commencing at the effective date hereof and continuing through and including the last day of the term of this Agreement, the Company shall pay to Employee for services rendered hereunder as base compensation the sum of One Hundred Eighty-Five Thousand Dollars ($185,000) per annum, which shall be paid in equal monthly or other convenient installments. The Base Salary may be increased during the term hereof, but not decreased.

    4.  Expenses.  The Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in carrying out Employee's duties under this Agreement. Employee shall present to the Company from time to time an itemized statement of account of such expenses in such form as may be required by the Company.

    5.  Loans.  On the date hereof, the Company shall loan Employee the sum of One Hundred Thousand Dollars ($100,000). Such loan shall be evidenced by a promissory note in the form attached hereto as Schedule A which shall, among other things, provide for the forgiveness of said loans in the manner and pursuant to the terms and conditions specified therein. The Company shall have no obligation to make such loan unless and until Employee provides Company with a fully executed promissory note.

    6.  Grant of Stock Option.  On September 27, 1999, Company shall grant to Employee an option to purchase one hundred thousand (100,000) shares of common stock of Stockwalk.com Group, Inc. Said option shall expire ten (10) years from the date thereof and be immediately exercisable as to all shares subject to the option and contain other normal and customary terms and conditions. The exercise price shall be determined by utilizing eighty-five percent (85%) of the last reported sale price for said securities on the last business day prior to the date of this Agreement. Company may grant Employee additional stock options in its discretion based on Employee's overall performance.

    7.  Benefits.  Employee shall be entitled to participate in such fringe benefit programs maintained by the Company as are available for other employees similarly situated.

    8.  Support Employees.  Any support employees added shall be subject to the express approval of the Company and subject to its normal and customary recruitment process and procedures.

    9.  Termination.  Employee's employment hereunder shall be terminated upon the happening of any of the following events: (i) expiration of the term of this Agreement, without renewal; (ii) death of the Employee; (iii) notice to Employee that Employee's employment is terminated due to Employee's inability to perform Employee's usual and customary duties by reason of total physical or mental disability where such disability has continued continuously for a period in excess of six (6) months; (iv) by Employee, on sixty (60) days' prior written notice, in the event of a Good Reason Resignation; or (v) at any time without notice by the Company for cause. Employee shall be terminated "for cause" only if the Company determines Employee has committed an unlawful or dishonest act, any felony, any act of bad faith, fraud, embezzlement, misappropriation, dishonesty or moral turpitude or the Employee's loss or suspension of any necessary licensure.

    For purposes of this Agreement, a Good Reason Resignation shall be defined as a resignation by the Employee for the following reasons:

    A.  There is a significant change in the nature of the scope of Employee's duties or the staff support provided to Employee.

    B.  The Employee is assigned duties materially inconsistent with Employee's duties, responsibilities, and status.

    C.  The Company requires the Employee to relocate to any office or location which is greater than twenty-five (25) miles from the location where the Employee is located on the commencement of this Agreement.

    D.  Employee is removed as an executive officer of the Company or not re-elected to such position.

    E.  The Company or any of its material subsidiaries are involved in a Change of Control transaction, which shall include but not be limited to a sale of substantially all of the assets or business of the Company or the material subsidiary or a sale of fifty percent (50%) or more of the outstanding capital stock of the Company or a material subsidiary.

    F.  Any of the following persons are no longer employed by the Company or any of its subsidiaries: Eldon C. Miller, David B. Johnson or Todd W. Miller.

    In the event of termination of this Agreement prior to September 26, 2002, the Company shall pay Employee or his estate in a lump sum in cash within thirty (30) days after the date of termination an amount equal to Employee's current annual base salary. To the extent not theretofore paid or provided, the Company shall timely pay or provide to Employee or his estate or beneficiaries any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination and, to the extent not then vested, all stock options shall vest and remain exercisable for the remainder of their term and all restricted stock awards and other awards shall vest and become immediately payable.

    10.  Confidentiality.  Employee may have access to Confidential Information, as defined herein, which the Company desires to protect at all times. Therefore:

    A.  Employee understands, acknowledges, and agrees that:

       (i) "Confidential Information" means any information or compilation of information possessed by the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, including but not limited to: (1) any information not generally known in the industry of the business regarding the Company's pricing of services, research, development, marketing, products, customers, clients, potential clients, servicing, business systems, and techniques; (2) financial information concerning the Company; and (3) any information that the Company may from time to time designate as "confidential," "proprietary," or "trade secrets" which is not generally known in the industry of the Company;

      (ii) The Employee's duties may involve the use of the Confidential Information;

      (iii) The Company has expended substantial sums of money, time and effort in developing such Confidential Information; and

      (iv) The Company will be substantially harmed in the competitive marketplace if the Confidential Information is used to its detriment or to the benefit of others.

    B.  In recognition of the foregoing, the Employee agrees that:

       (i) The Employee will not, during or after employment with the Company, directly or indirectly use or disclose any Confidential Information to any other person, firm or company, or in any way use for his benefit, or to the detriment of the Company, any information or knowledge obtained during the course of his employment with the Company, except as required in the conduct of the Company's business or as authorized in writing by the Company; and

      (ii) All memoranda, notes, records, papers and other documents and all copies thereof relating to the Company's operation and all objects related thereto are and remain the property of the Company; including, but not limited to, those developed, investigated, or considered by the Company. Employee will not copy or duplicate any of the aforementioned documents or objects nor use any information contained therewith, except for the Company's benefit, either during or after his employment.

    11.  Notices.  All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

If to Company:	Stockwalk.com Group, Inc. 5500 Wayzata Boulevard, Suite 800 Minneapolis MN 55416
If to Employee:	Philip T. Colton 7205 Schey Drive Edina MN 55439

    12.  Severability.  In the event any portion of this Agreement is found to be invalid or unenforceable by any court of competent jurisdiction, the same will not affect in any respect whatsoever the validity of the remainder of this Agreement. Further, if any provision is held to be overbroad as written, that provision should be considered to be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

    13.  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

    14.  Entire Contract.  This Agreement constitutes the entire understanding and agreement between the Company and Employee with regard to the matters stated herein and replaces and supersedes any other agreements with the Company. There are no other agreements, conditions or representations, oral or written, express or implied, with regard to the employment of Employee by the Company. This Agreement may be amended only in writing, signed by both parties hereto.

    15.  Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and shall inure to the benefit of and be binding upon the Employee, Employee's heirs, distributees and personal representatives.

    IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

STOCKWALK.COM GROUP, INC.

By:	/s/ ELDON C. MILLER Eldon C. Miller
Its:	Chairman and Chief Executive Officer

By:	/s/ PHILIP T. COLTON Philip T. Colton

QuickLinks

EMPLOYMENT AGREEMENT